news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
September 18, 2012

Unit Corporation Completes the Acquisition of Oil & Natural Gas Assets
in the Texas Panhandle and the Anadarko Basin of Western Oklahoma

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company (“Unit Petroleum”), has closed on the previously announced agreement to acquire certain oil and natural gas assets from Noble Energy, Inc. (NYSE – NBL). The acquisition includes approximately 84,000 net acres primarily in the Granite Wash, Cleveland, and Marmaton plays in western Oklahoma and the Texas Panhandle.  The amount paid at closing was $594.5 million.
As of the effective date of April 1, 2012, the estimated proved reserves of the acquired properties were 44 million barrels of oil equivalent (MMBoe), a 38% increase to Unit Petroleum’s proved reserves at December 31, 2011.  The acquisition adds approximately 25,000 net acres to Unit Petroleum’s Granite Wash core area in the Texas Panhandle with significant resource potential including approximately 600 potential horizontal drilling locations.  The acreage is characterized by high working interest and operatorship, 95% of which is held by production.  Current plans are to begin drilling Granite Wash horizontal wells with one to two Unit rigs in January 2013 increasing to six to seven Unit rigs by year end 2013.  Unit also received two gathering systems as part of the transaction.
“This acquisition is transformational for Unit in that the assets benefit all three of our business segments,” commented Larry D. Pinkston, Unit’s President and Chief Executive Officer.  “The assets are synergistic with our existing profile in the Granite Wash play, enabling us to leverage our operational knowledge and experience to economically develop the assets and deliver growth to our shareholders for many years to come.”
The acquisition was funded with net proceeds from a $400 million senior subordinated notes offering that was closed in mid-July and the remainder initially through bank debt.  Unit anticipates approximately $268.0 million of proceeds from sales of non-core oil and natural gas properties to be applied against bank debt by the end of the third quarter.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the possibility that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the acquisition actually differ from those contained in this release, the estimates used in the valuation of the acquisition, including prices used in calculating reserve values, may vary significantly from actual results, the current productive capabilities of the oil and natural gas wells included in the acquisition varies from that disclosed, and that the acquisition described in this release may not close.  In addition, forward looking statements also include the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, as well as anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.